SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act 1934
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NYTEX Energy Holdings, Inc.
(Name of Registrant as Specified in Its Charter)
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SCHEDULE 14C INFORMATION STATEMENT
OF
NYTEX ENERGY HOLDINGS, INC.
12222 Merit Drive, Suite 1850
Dallas, TX 75251 Telephone: (972) 770-4700
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
October 12, 2010
Notice of Written Consent in Lieu of Special Meeting
To Shareholders of NYTEX Energy Holdings, Inc.:
     This Information Statement is furnished by the Board of Directors of NYTEX Energy Holdings, Inc., a Delaware corporation (the “Company”, “our”, “us” or “we”), to holders of record at the close of business on September 21, 2010 (the “Record Date”) of the Company’s common stock, par value $0.001 (the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     The Company’s Board of Directors and holders with a majority of the Company’s voting power as of the Record Date (the “Holders”) have authorized the following actions:
1. Amendment to the Company’s Certificate of Incorporation at the Board of Director’s discretion to effect a reverse stock split of the Common Stock at a reverse split ratio of 1-for-2, pursuant to which any two outstanding shares of Common Stock would be combined into one share of Common Stock (the “Reverse Stock Split”). There will be no change to the authorized shares of Common Stock of the Company as a result of the Reverse Stock Split and any fractional shares will be rounded up as a result of the Reverse Stock Split; and
2. Amendment to the Company’s Certificate of Incorporation to authorize a class of preferred stock of Ten Million (10,000,000) shares, par value $0.001.
     These actions will not be effective until twenty days after the filing and mailing of this Information Statement or on November 1, 2010. This Information Statement will be mailed on or about October 12, 2010, to the Company’s stockholders of record.
     The cost of preparing, assembling and mailing this Information Statement is being borne by the Company.
/s/Michael K. Galvis
Michael K. Galvis
Chairman
October 12, 2010

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY.
This Information Statement is being mailed or otherwise furnished to holders of shares of the common stock, $0.001 par value ( “Common Stock”), of NYTEX Energy Holdings, Inc., a Delaware corporation (“Company”, “our”, “us” or “we”), on or about October 12, 2010, in connection with certain actions taken by written consent of holders of a majority of the outstanding shares of Common Stock entitled to vote at a meeting of stockholders (“Holders”). The Holders voted to approve an amendment to the Company’s Certificate of Incorporation, in the form attached as Exhibit A to this Information Statement (“Amendment”). The purpose of the Amendment is to (i) effectuate a 1-for-2 reverse stock split (“Reverse Stock Split”) of the Company’s outstanding shares of Common Stock, and (ii) authorize a class of 10,000,000 shares of preferred stock, par value $0.001 (“Preferred Stock”). There will not be an increase or decrease in the number of authorized shares of Common Stock, nor any change in the par value per share of the Common Stock.
Our Board of Directors approved the Amendment on September 21, 2010, and recommended that the Amendment be approved by our stockholders. The Amendment requires the approval of holders of a majority of the shares entitled to vote at a stockholder meeting. Under Delaware law, we are permitted to obtain approval by stockholders of any amendment to our Certificate of Incorporation by written consent of holders of outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to approve an amendment to our Certificate of Incorporation (“Certificate of Incorporation”) at a meeting at which all shares entitled to vote thereon were present and voted. On September 21, 2010, the Holders approved the Amendment by written consent. Notwithstanding approval of this proposal by the Holders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the Amendment, the Reverse Stock Split or creation of the Preferred Stock without further action by our stockholders.
We have elected not to call a special meeting of our stockholders in order to eliminate the costs and time involved in holding a special meeting. Our management has concluded that it is in the best interests of our Company to address this matter in the manner stated herein.
Stockholders of record at the close of business on September 21, 2010, the date on which the Holders approved the Amendment (the “Record Date”), are entitled to receive this Information Statement. As the Amendment has been duly approved by stockholders holding a majority of our outstanding Common Stock, approval or consent of the remaining stockholders is not required and is not being solicited hereby or by any other means.
The Amendment will become effective upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware following our mailing of this Information Statement to our stockholders. The mailing will occur on or about October 12, 2010, and the effective date of the Amendment is scheduled to be November 1, 2010 (the “Effective Date”).
This Information Statement will serve as written notice to stockholders pursuant the Delaware General Corporations Law.
The date of this Information Statement is October 12, 2010.

OUTSTANDING SHARES AND VOTING RIGHTS
As of the Record Date, the Company’s authorized capital consisted of 200,000,000 shares of Common Stock, of which 38,501,482 shares of Common Stock were issued and outstanding. The holders of the Common Stock have no preemptive rights to acquire or subscribe to any issuances of the additional shares of Common Stock.
Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.
The Company will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock of the Company held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.
AMENDMENT TO CERTIFICATE OF INCORPORATION
On September 21, 2010, our Board of Directors authorized, and recommended that our stockholders approve, the Amendment. On September 21, 2010, the Holders approved by written consent the Amendment and authorized the Board of Directors to effectuate the Reverse Stock Split and create a new class of Preferred Stock. Any and all fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share.
A Certificate of Amendment to the Certificate of Incorporation, substantially in the form attached hereto as Exhibit A, will be filed with the Secretary of State of the State of Delaware on or about October 12, 2010 with an effective date of November 1, 2010. Our Board of Directors reserves the right to not make such filing if it deems it appropriate not to do so.
THE REVERSE STOCK SPLIT
General
The Board of Directors and the Holders have authorized the filing of the Amendment to effectuate the Reverse Stock Split.
Background
As of the Record Date, the Company had 200,000,000 shares of Common Stock authorized, of which 38,501,482 shares were issued and outstanding. The Company recently became subject to the reporting requirements of Sections 13 and 15d of the Securities Exchange Act of 1934 (“Exchange Act”), as the first step in seeking a listing of the Common Stock on an appropriate stock exchange. While no assurances can be given that the Company will attempt to, or be successful in its efforts to, have its Common Stock so listed, the Board believes that the current number of shares of Common Stock outstanding is likely to cause any trading market price to be less desirable to attract potential investors of the Common Stock. In addition, the Board of Directors believes that any potential share trading market price of the Common Stock is likely to be a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and potential increased interest from institutional investors and investment funds may ultimately improve any trading liquidity of the Common Stock. In order to increase any potential share trading market price of the Common Stock, the Board of Directors believes that it is in the best interests of our stockholders to implement the Reverse Stock Split and reduce the shares of the Common Stock outstanding.
Material Effects of the Reverse Stock Split
The principal effect of the Reverse Stock Split will be to reduce, the number of issued and outstanding shares of Common Stock from approximately 39,935,396 to approximately 19,967,698 shares of Common Stock. The authorized number of shares of Common Stock will remain 200,000,000, thereby increasing the possibility that, after the Reverse Stock Split, issuance of additional shares of Common Stock will have a dilutive effect on the Company’s existing stockholders. The following chart depicts the capitalization structure of the Company, both pre- and post-split (the post-split issued shares may differ slightly based on the number of fractional shares) and Common Stock issuances after the date of this Information Statement:

Pre-Reverse Stock Split
Authorized Shares	Issued Shares	Authorized but Unissued
200,000,000	39,935,396	160,064,604

Post-Reverse Stock Split
Authorized Shares	Issued Shares	Authorized but Unissued
200,000,000	19,967,698	180,032,302
Effect on Fractional Shares of Common Stock
All fractional shares of Common Stock resulting from the Reverse Stock Split will be rounded up to the nearest whole share. Stockholders will not receive fractional shares of Common Stock as a result of the Reverse Stock Split and the Company will not pay any cash to any stockholders for any fractional shares of Common Stock resulting from the Reverse Stock Split.
Effect on Registered and Beneficial Stockholders
Upon the Reverse Stock Split, the Company intends to treat any stockholders who hold Common Stock in “street name” through a bank, broker or other nominee, in the same manner as the registered stockholders whose shares are registered in their name. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold Common Stock in “street name” should contact their respective nominees with any questions regarding their procedures to effectuate the Reverse Stock Split.
How Reverse Stock Split Will Be Effected
After delivery of this Information Statement to the Company’s stockholders, unless the Board of Directors determines it is not in the best interests of the Company and its stockholders to effectuate the Reverse Stock Split, the Company will file the Certificate of Amendment with the Secretary of State of the State of Delaware to amend the Certificate of Incorporation effective as of the Effective Date. Beginning on the Effective Date, each certificate representing pre-Reverse Stock Split shares will be deemed for all purposes to evidence ownership of post-Reverse Stock Split shares.
The text of the Certificate of Amendment is set forth in Exhibit A hereof. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the Reverse Stock Split.
Certain Risks Factors Associated with the Reverse Stock Split
Implementation of the Reverse Stock Split entails various risks and uncertainties, including, without limitation, the following:

* There can be no assurance that the Reverse Stock Split will result in a per share trading price, if the Company seeks and attains a listing of the Common Stock, that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds;
* The reduced number of shares that would be outstanding after the Reverse Stock Split could adversely affect the liquidity of the Common Stock; and
* After the Reverse Stock Split, the increase in the difference between issued and outstanding             shares of Common Stock and authorized shares of Common Stock could potentially result in greater dilution of existing stockholders’ ownership of the Company’s Common Stock. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.
No Rights of Appraisal
Under the laws of the State of Delaware, stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split and the Company will not independently provide stockholders with any such right.
AUTHORIZATION OF PREFERRED STOCK
Description of the Proposal
The Certificate of Incorporation currently provides for the issuance of up to two hundred million (200,000,000) shares of Common Stock. As approved by the Holders, the Amendment would amend the Certificate of Incorporation to authorize a new class of stock, consisting of preferred stock with ten million (10,000,000) shares authorized for issuance, to be issued in one or more series, with such terms, rights and features as may be determined by the Board of Directors.
The term “blank check” is often used to refer to preferred stock, the creation and issuance of which is authorized by the stockholders in advance and the terms, rights and features of which are determined by the Board of Directors from time to time. The authorization of blank check preferred stock would permit the Board of Directors to create and issue preferred stock from time to time in one or more series. Subject to the Company’s Certificate of Incorporation, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the Company’s securities may be eventually listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by the stockholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the Company and its stockholders.
Rationale for Creating Blank Check Preferred Stock
The Company decided to pursue creation of a class of preferred stock primarily as a useful capital financing alternative. The Company is in a growth and expansionary phase that requires certain financing. Recent economic developments have adversely affected the capital markets and the availability of capital from financial institutions. Also, the emergence of credit problems in the banking industry suggests that the industry is entering a period where capital conservation and augmentation will be critically important. In light of these trends, the Board of Directors has concluded that the Company should have a full range of capital financing alternatives available in its Certificate of Incorporation.
The proposed Amendment to the Certificate of Incorporation would provide the Company with increased flexibility in meeting future capital requirements by providing another type of security in addition to the Common Stock, as it will allow the Company to issue preferred stock from time to time with such features as may be determined by the Board of Directors for any proper corporate purpose. Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or their assets. The Board of Directors could, among other things, create a series of preferred stock that is convertible into Common Stock on the basis of either a fixed or floating conversion rate.
Proposed Amendment Relating to Preferred Stock
Upon effectiveness of the Amendment, Article V of the Certificate of Incorporation would be amended in its entirety to read as follows:
     “Paragraph 1 of Article V is restated in its entirety as follows:
1. Authorized Shares.
A. The aggregate number of shares which the Corporation shall have the authority to issue is two hundred and ten million (210,000,000) consisting of two hundred million (200,000,000) shares of common stock, $0.001 par value (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, $0.001 par value (the “Preferred Stock”).
B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
(1) The designation of the series, which may be by distinguishing number, letter or title.
(2) The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).
(3) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.
(4) Dates at which dividends, if any, shall be payable.
(5) The redemption rights and price or prices, if any, for shares of the series.
(6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.
(7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(8) Whether the shares of the series shall be convertible into or exchangeable for             shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.
(9) Restrictions on the issuance of shares of the same series or of any other class or series.
(10) The voting rights, if any, of the holders of shares of the series.
(11) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.
C. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Amended Certificate of Incorporation, as amended by this Fourth Amendment (defined below), or in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. The holders of Preferred Stock shall not be entitled to receive notice of any meeting of Stockholders at which they are not entitled to vote. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Amended Certificate of Incorporation, as amended by this Fourth Amendment or as required by law, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.
D. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.”
     The Board of Directors approved the proposed Amendment to the Company’s Certificate of Incorporation on September 21, 2010, subject to stockholder approval. The Holders approved the Amendment on September 21, 2010.
Anti-Takeover Effects of the Proposed Amendment
     The Amendment will supplement and strengthen the Company’s existing takeover defenses.
     The issuance of shares of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive stockholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over any then existing trading market price. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the stockholders.
     While the proposed Amendment to the Certificate of Incorporation may have anti-takeover consequences, the Board of Directors believes that the benefits it would confer on the Company outweigh any disadvantages. In addition to the enhanced ability to finance purchases and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and the stockholders. The Board of Directors believes it is in the best interest of the Company and the stockholders to encourage potential acquirers to negotiate directly with the Board of Directors rather than taking unilateral action. Only when empowered to negotiate on behalf of the Company can the Board of Directors have the best possible opportunity to secure the terms that best serve the interests of the Company and all the stockholders.

Vote Required to Amend the Certificate of Incorporation
     The Amendment required the approval of the holders of a majority of the shares of Common Stock entitled to vote as of the Record Date. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote. There were 38,501,482 shares of our Common Stock issued and outstanding as of the Record Date. On that date, stockholders representing 24,053,700 shares of Common Stock (60.8%) entitled to vote at a meeting, which is a majority of the shares outstanding, consented in writing to the Amendment.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information, as of September 21, 2010, concerning shares of Common Stock of the Company held by (1) each stockholder known by the Company to beneficially own more than 5% of the 38,501,482 shares of Common Stock issued and outstanding, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group:

		Number of shares of
Name and Address of		Common Stock
Beneficial Owner	Position	Beneficially Owned	Percent of Class
Richard Buccellato
1717 No. Bayshore Dr., Suite 4241-57
Miami, FL 33132	None	3,952,357 (1)	10.3%

Officers and Directors

Michael K. Galvis	President, Chief
12222 Merit Drive, Suite 1850	Executive Officer
Dallas, TX 75251	and Director	20,000,000	52%

William Brehmer
12222 Merit Drive, Suite 1850
Dallas, TX 75251	Director	2,026,850	5.3%

Georgianna Hanes	Secretary,
12222 Merit Drive, Suite 1850	Treasurer and
Dallas, TX 75251	Controller	2,026,850	5.3%

All Officers & Directors
as a Group		24,053,700	60.8%

(1)	These shares of Common Stock are held of record by Mr. Buccellato’s wholly-owned company, Buccell, LLC.
Transfer Agent
Our transfer agent is:
Continental Stock Transfer & Trust Company
Attention: Mr. Michael Mullings
17 Battery Place
New York, NY 10004-1123
Telephone: 212-509-4000
Facsimile: (212) 509-5150

Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is current as of the Company’s Form 10-Q for the quarter ended June 30, 2010 filed on August 23, 2010. There could have been some changes in the information submitted below since such date.
Forward Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations include a number of forward-looking statements that reflect management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may,” “will” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of us and members of our management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.
Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the SEC. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company should be read in conjunction with the Consolidated Financial Statements and notes related thereto included in this Quarterly Report on Form 10-Q. Important factors not currently known to management could cause actual results to differ materially from those in forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions. Factors that could cause differences include, but are not limited to, expected market demand for our products, fluctuations in pricing for materials, and competition.
Company Overview
The Company’s strategy is to enhance value for our stockholders through the development of a well-balanced portfolio of natural resource-based assets of oil and natural gas reserves and the acquisition and consolidation of oilfield fluid service companies at discounted acquisition and development costs.
NYTEX Energy Holdings, Inc. (“NYTEX Energy”) is an energy holding company consisting of two wholly owned subsidiaries: NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of oil and natural gas reserves, and Supreme Oilfield Services, Inc. (“Supreme Oilfield”), a holding company for the Company’s investment in Supreme Vacuum Services, Inc. (“Supreme Vacuum”). NYTEX Energy and subsidiaries are collectively referred to herein as the “Company”.
NYTEX Petroleum LLC, originally formed on March 21, 2006, focused on fee-based administration and management services related to oil and gas properties, while also engaging in the acquisition, promotion of and participation in the drilling of crude oil and natural gas wells. NYTEX Petroleum will continue its fee-based energy services for existing and future energy funds, with the planned growth focusing primarily on exploration and production.
As such, beginning on August 26, 2008, the Company made a series of equity investments in Supreme Vacuum, an oilfield fluid sales and transportation services company in South Texas, after which the Company maintained an approximate 71.18% ownership interest in Supreme Vacuum.
In mid-2008, NYTEX Petroleum purchased from Davis Operating a 20% non-operating working interest in the Lakeview Shallow Prospect (“Lakeview Shallow Prospect”), a 12,000± acre coalbed methane (“CBM”) gas field drilling project in southeastern Oklahoma, and participated in nine wells which were drilled and completed for a net cost to NYTEX Petroleum of $819,000. The terms of the participation agreement calls for NYTEX Petroleum to pay $60.00 per acre for each 160 acre unit on which each gas well is drilled, and for NYTEX Petroleum to have the right to participate for a 20% working interest in additional gas wells proposed by Davis Operating in the entire Lakeview Shallow Prospect. The wells are currently producing an average of 230 MCF per day.
In August 2009, the Company acquired 75% ownership in the Panhandle Field Producing Property, a 320 acre producing oil and gas property in the Texas panhandle consisting of 18 wells. As the new operator, NYTEX Petroleum has begun to perform technically proven fracture stimulations known as “refracs” on approximately 10 of the existing wells and has successfully completed the first refrac and has put it into commercial oil production. NYTEX Petroleum also plans to drill 15 locations beginning in the forth quarter of 2010 and 13 additional drilling locations targeting the Red Cave formation at a depth of 2,400 feet beginning in mid 2011. The property lies within the vast Panhandle Field that extends into Oklahoma and Kansas, which since its discovery in 1918, has produced approximately 1.1 billion barrels of oil and 36 trillion cubic feet of gas, all at depths above 3,000 feet. Currently 10 of the Company’s wells are in production with an average combined rate of 25 barrels of oil per day and 45 MCF of gas per day. As of June 30, 2010, the Company sold a total 45.33% share of its 75% working interest in the Panhandle Field Producing Property and retained a 29.67% working interest.
On December 30, 2008, NYTEX Energy’s newly-formed and wholly owned subsidiary, Supreme Oilfield, a Delaware corporation, completed its acquisition of 68.68% of the issued and outstanding shares of common stock of Supreme Vacuum Services, Inc. (“Supreme Vacuum”), an oilfield fluid sales and transportation services company. On May 12, 2009, Supreme Oilfield acquired an additional 2.5% of Supreme Vacuum, resulting in ownership of a total of 71.18% of the issued and outstanding shares of common stock of Supreme Vacuum.
However, contemporaneous with investments in Supreme Vacuum on December 30, 2008, Supreme Oilfield executed a voting trust agreement and has transferred sufficient shares such that the sellers and founding members of Supreme Vacuum would maintain the power to vote approximately 51% of the issued and outstanding shares of Supreme Vacuum until such time that personal guarantees of the founding members on certain debt liabilities incurred by Supreme Vacuum have been extinguished, giving the Company an effective Supreme Vacuum voting percentage of approximately 49%. Accordingly, by virtue of the shares transferred to the voting trust, the Company’s powers as a majority stockholder are restricted, with the powers to control Supreme Vacuum’s operations and assets remaining with the founding members. As such, the Company does not control Supreme Vacuum. Since a majority-owned subsidiary shall not be consolidated if control does not rest with the majority owner, the Company therefore does not consolidate Supreme Vacuum and accounts for this investment under the equity method. The carrying value of the Company’s investment in Supreme Vacuum was $1,344,056 at June 30, 2010.
On May 19, 2010, NYTEX Petroleum entered into an Oil Containment Boom Rental Agreement (“Simpson Agreement”) with Simpson Environmental Resources, Inc. (“Simpson”) to rent segments of oil containment boom (“Boom”) to Simpson to be used in the Gulf of Mexico waters to contain the BP plc (“BP”) global oil spill under Simpson’s master service or rental agreements with general contractors of BP, state governments or other entities. Under the Simpson Agreement, Simpson will pay NYTEX Petroleum 100% of the rental payment amounts Simpson collects from the general contractors (“Contractor Payments”) for the Boom until such time that NYTEX Petroleum has recovered 100% of its cost of the delivered Boom from said rental payments (referred to as “Payout”). After Payout is achieved, subsequent Contractor Payments will be split 50% to Simpson and 50% to NYTEX Petroleum for the remaining period that the Boom is in service under such rental contracts.
To fund the purchases of Boom, NYTEX Petroleum entered into Oil Containment Boom Purchase/Rental Agreements (“Participant Agreements”) with outside participants to act as agent on behalf of the participant to purchase Boom and rent it pursuant to the terms of the Simpson Agreement. The Participant Agreements provide for the participant to receive 100% of the Contractor Payments remitted by Simpson to NYTEX Petroleum until such time that the participant has recovered 100% of their cost of the delivered Boom (referred to as “Participant Payout”). After Participant Payout is achieved, subsequent Contractor Payments remitted by Simpson to NYTEX

Petroleum will be split as follows: 60% to the participant, 20% to NYTEX Petroleum, and 20% to DMBC, Inc., who facilitated the transactions. As of June 30, 2010, NYTEX Petroleum had received $1,790,625 from participants under Participant Agreements, had made payments towards rental Boom purchases totaling $1,005,303, and transferred $678,710 of funds collected under Participant Agreements to the Purchaser Agreement program due to limited opportunities to purchase and deploy additional rental Boom.
Results of Operations
Three months ended June 30, 2010 compared to the three months ended June 30, 2009
Summarized Results of Operations

	Three months ended
	June 30,		Increase
	2010	2009	(Decrease)
Total revenues	$153,123	$34,062	$119,061
Total operating expenses	263,847	624,346	(360,499)

Loss from operations	(110,724)	(590,284)	479,560
Total other income (expenses)	(158,784)	(243,214)	84,430

Net Loss	$(269,508)	$(833,498)	$563,990

Revenues increased $119,061, or 350%, for the three months ended June 30, 2010 over the comparable period in 2009 primarily due to an increase in revenues from crude oil and natural gas sales of $20,252 and Gulf Coast Rental Boom/Sales Boom income of $101,985, offsetting decreases in other revenue of accounting and management fees of $7,785. This decrease was attributable to a shift in the Company’s business strategy towards building revenue-producing assets through proved properties and producing operations with less reliance upon fees earned for managing investment projects within the oil and gas industry.
Operating costs, excluding depletion and depreciation, decreased $5,189, or 18%, for the three months ended June 30, 2010 over the comparable period in 2009 primarily due to a slight decrease in lease operating expenses of $2,635 and dry hole cost of $2,554.
Depletion and depreciation decreased $8,059, or 57%, for the three months ended June 30, 2010 over the comparable period in 2009 primarily due to the partial sale of the Company’s interest in the Panhandle Field Producing Property.
General and administrative, excluding depletion and depreciation, decreased $62,348, or 11%, for the three months ended June 30, 2010 as compared to 2009 primarily due to a overall reduction in salaries of $72,017 with a slight increase in third party consulting and geological services totaling $18,050, the result of the Company’s focus on maintaining existing properties in 2010 as opposed to the discovery of new properties as in 2009.
Gain on sale of assets increased $284,903 for the three months ended June 30, 2010 as compared to 2009, resulting from the Company’s sale of a portion of its interest in the Panhandle Field Producing Property acquired in August 2009.
Other expense, net decreased $84,430, or 35%, for the three months ended June 30, 2010 as compared to 2009 primarily due to a decrease in the Company’s proportionate share of the losses in its unconsolidated subsidiary, Supreme Vacuum, of $115,936. Offsetting this decrease, the Company recognized interest expense of $31,647 for the three months ended June 30, 2010 related to the Bridge Loan agreements. The Bridge Loans were not outstanding during the comparable period in 2009.

Six months ended June 30, 2010 compared to the six months ended June 30, 2009
Summarized Results of Operations

	Six months ended
	June 30,		Increase
	2010	2009	(Decrease)
Total revenues	$241,870	$257,487	$(15,617)
Total operating expenses	479,476	1,217,939	(738,463)

Loss from operations	(237,606)	(960,452)	722,846
Total other income (expenses)	(333,854)	(352,391)	18,537

Net Loss	$(571,460)	$(1,312,843)	$741,383

Revenues decreased 15,617, or 6%, for the six months ended June 30, 2010 over the comparable period in 2009 primarily due to a decrease in administration fees of $77,524 and accounting and management fees of $18,088. This decrease was attributable to a shift in the Company’s business strategy towards building revenue-producing assets through proved properties and producing operations with less reliance upon fees earned for managing investment projects within the oil and gas industry. Revenues from crude oil and natural gas sales increased $79,995,
Operating costs, excluding depletion and depreciation, increased $26,653, or 68% for the six months ended June 30, 2010 over the comparable period in 2009 primarily due to an increase in lease operating expenses related to the acquisition of the Panhandle Field Producing Property in August 2009.
Depletion and depreciation decreased $414, or 2%, for the six months ended June 30, 2010 over the comparable period in 2009 primarily due to the partial sale of the Company’s interest in the Panhandle Field Producing Property.
General and administrative, excluding depletion and depreciation, decreased $185,829, or 16%, for the six months ended June 30, 2010 as compared to 2009 primarily due to a decrease of $33,539 in public offering-related accounting, audit and legal fees and a decrease in third party consulting and geological services totaling $78,283, the result of the Company’s focus on maintaining existing properties in 2010 as opposed to the discovery of new properties as in 2009, also is a reduction in overall salaries of $63,078 and miscellaneous general and administrative expenses of $10,929.
Gain on sale of assets increased $578,873 for the six months ended June 30, 2010 as compared to 2009, resulting from the Company’s sale of a portion of its interest in the Panhandle Field Producing Property acquired in August 2009.
Other expenses, net decreased $18,537, or 5%, for the six months ended June 30, 2010 over the comparable period in 2009 primarily due to a decrease in the Company’s proportionate share of the losses in its unconsolidated subsidiary, Supreme Vacuum, of $105,557. The net loss attributable to the Company’s interest in Supreme Vacuum was $235,103 at June 30, 2010 as compared to $349,422 at June 30, 2009. Offsetting this decrease, the Company recognized interest expense of $87,701 for the six months ended June 30, 2010 related to the Bridge Loan agreements. The Bridge Loans were not outstanding during the comparable period in 2009.
Liquidity and Capital Resources
The Company’s working capital needs have historically been satisfied through equity investments from private investors and more recently through the sale of assets. Historically, the primary use of cash for the Company has been to pay for investments such as Supreme Vacuum, the Lakeview Shallow Prospect and the Panhandle Field Producing Property as well as general working capital requirements.

Since inception, the Company has incurred significant net losses from operations, with an accumulated deficit as of June 30, 2010 of $7,864,614. Currently, we do not have an established source of revenues sufficient to cover our operating costs. We cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements. To meet our present and future liquidity requirements, we are continuing to seek additional funding through private placements, sales of assets, conversion of payables into common stock, collections on accounts receivable, and through additional acquisitions that have sufficient cash flow to fund subsidiary operations. There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short-term or the long-term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due.
As of June 30, 2010, the Company had cash and cash equivalents of $238,311, and working capital (measured by current assets less current liabilities) at June 30, 2010 was a deficit of $1,672,773. During the six months ended June 30, 2010, the Company raised an additional $181,100 net of expenses through the sale of 182,400 shares of common stock and $859,408 through the sale of a portion of its interest in the Panhandle Field Producing Property. These proceeds were used for general working capital purposes and the repayment of notes payable.
In March 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Facility”) with one of its founding members to be used for operational and working capital needs. In August 2008, the revolving nature of the Facility was terminated, with the then unpaid principal balance of $295,000 on the Facility effectively becoming a note payable to the non-executive founding member. The Facility continued to bear interest, to be paid monthly, at 6% per annum, be secured by the assets of NYTEX Petroleum LLC (now NYTEX Petroleum) and be personally guaranteed by NYTEX Petroleum LLC’s two founding members. In May 2009, the Facility was further amended pursuant to a letter agreement such that principal and any unpaid interest on the note payable to the non-executive founding member are to be paid in full upon completion of the Company’s $5,850,000 private placement of common stock, which had not occurred as of February 18, 2010. At that time the letter agreement was further amended, requiring monthly principal payments of $3,000 plus interest for eighteen months beginning March 1, 2010 and ending September 1, 2011. At the end of the eighteen-month period, the remaining principal balance and any unpaid interest are due in a lump sum. There is no penalty for early payment of principal. In addition, upon reaching a total of $6,000,000 in proceeds under the private placement offering, five percent (5%) of any funds raised above $6,000,000 will be paid as additional principal at the end of each quarter until such time that the note is paid in full. As of June 30, 2010, the Company terminated this private placement having raised $5,933,102, and the amount outstanding under the Facility was $189,000. As of June 30, 2010, the Company has no other available credit facility.
In July 2009, the Company entered into various Bridge Loans totaling $950,000, the proceeds of which were used for the acquisition of the Panhandle Field Producing Property, its initial development costs and working capital purposes. The Bridge Loans matured on January 31, 2010, with 12.5% cash interest for the six-month period, or 25% per annum, payable at maturity. As of August 23, 2010, the Company’s agreement with the Bridge Loan holders set the maturity date of principal and interest up to September 1, 2010, with no penalties for prepayment. Interest is payable at rates of 25% and 18% per annum on original Bridge Loan principal of $200,000 and $750,000, respectively. As of June 30, 2010, the Company owed $560,000 of principal (comprised of $50,000 at 25% and $510,000 at 18%) and $141,208 of interest on the Bridge Loans.
From January through June 2010, the Company sold a total 42.30% share of its working interest in the Panhandle Field Producing Property for $859,408 in cash. The Company utilized the sale proceeds to repay $290,000 of Bridge Loan principal and $28,125 of Bridge Loan interest, with the remaining proceeds applied towards general working capital purposes. Also during this period, the Company transferred a 3.03% share of its working interest in the Panhandle Field Producing Property in exchange for the reduction of Bridge Loan principal of $62,388; as part of this same transaction, the Bridge Loan holder contributed their share of development funds for the recently acquired 3.03% working interest in the Panhandle Field Producing Property via reductions of amounts due them from the Company for Bridge Loan principal and accrued interest of $37,612 and $12,500, respectively. As of June 30, 2010, the Company maintained a 29.67% working interest in the Panhandle Field Producing Property.

In April and June 2010, the Company also entered into short-term unsecured advance agreements with an unrelated party, utilizing the funds for operational and working capital purposes. As of June 30, 2010, the Company had borrowed $180,000, $100,000 of which was outstanding at June 30, 2010, interest payable at a rate of 18% per annum, with principal and interest payments beginning in August 2010 and due in full on September 15, 2010.
OTHER MATTERS
     No matters other than those discussed in this Information Statement are contained in the written consent signed by the holders of a majority of the voting power of the Company.
ADDITIONAL INFORMATION
     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street NW, Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street NW, Washington D.C. 20549, at prescribed rates. The SEC maintains a website on the Internet (http://www.sec.gov) that contains the Exchange Act Filings filed electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).
INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON
     No officer or director of the Company has any substantial interest in the matters acted upon, other than his or her role as an officer or director of the Company, except that Michael Galvis, William Brehmer and Georgianna Hanes each independently voted as stockholders in favor of the actions disclosed in this Information Statement. No director of the Company opposed the actions disclosed herein.
PROPOSAL BY SECURITY HOLDERS
     No security holder has requested the Company to include any proposal in this Information Statement.
EXPENSE OF INFORMATION STATEMENT
     The expenses of mailing this Information Statement will be borne by the Company, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our Common Stock held of record by such persons and that our Company will reimburse them for their reasonable expenses incurred in connection therewith.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. The Company shall deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the documents was delivered. A security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement by sending a written request to the Company at the address below or by calling the Company at the number below and requesting a copy of the

Information Statement. A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future information statements and annual reports.
COMPANY CONTACT INFORMATION
             All inquiries regarding our Company should be addressed to our Company’s principal executive office:
NYTEX Energy Holdings, Inc.
Attn: Chief Executive Officer
12222 Merit Drive, Suite 1850
Dallas, TX 75251
(972) 770-4700
BY ORDER OF THE BOARD OF DIRECTORS
Michael K. Galvis, Chief Executive Officer
/s/ Michael K. Galvis
Dallas, Texas
October 12, 2010

Exhibit A
FOURTH CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NYTEX ENERGY HOLDINGS, INC.
I.
     The name of the corporation is “NYTEX Energy Holdings, Inc.”, a Delaware corporation (the “Corporation”).
     The Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on January 19, 1988 (the “Certificate of Incorporation”).
     A Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on October 16, 2006 (the “First Amendment”).
     A second Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on August 14, 2008 (the “Second Amendment”).
     A third Certificate of Amendment to the Certificate of Incorporation was filed with the Delaware Secretary of State on October 8, 2008 (the “Third Amendment”).
     The Certificate of Incorporation as amended by the First Amendment, the Second Amendment and the Third Amendment is referred to herein as the “Amended Certificate of Incorporation.”
II.
     Article V of the Amended Certificate of Incorporation is hereby amended as follows:
     (a). Paragraph 1 of Article V is restated in its entirety as follows:
“1. Authorized Shares.
A. The aggregate number of shares which the Corporation shall have the authority to issue is two hundred and ten million (210,000,000) consisting of two hundred million (200,000,000) shares of common stock, $0.001 par value (the “Common Stock”) and ten million (10,000,000) shares of preferred stock, $0.001 par value (the “Preferred Stock”).
B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
(1) The designation of the series, which may be by distinguishing number, letter or title.
(2) The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).
(3) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.
(4) Dates at which dividends, if any, shall be payable.
(5) The redemption rights and price or prices, if any, for shares of the series.
(6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.
(7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(8) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.
(9) Restrictions on the issuance of shares of the same series or of any other class or series.
(10) The voting rights, if any, of the holders of shares of the series.
(11) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.
C. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Amended Certificate of

Incorporation, as amended by this Fourth Amendment (defined below), or in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the shareholders. The holders of Preferred Stock shall not be entitled to receive notice of any meeting of Shareholders at which they are not entitled to vote. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Amended Certificate of Incorporation, as amended by this Fourth Amendment or as required by law, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.
D. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.”
(b). Paragraph 7 of Article V is restated in its entirety as follows:
“7. This paragraph 7 is struck in its entirety as of the date of the Fourth Certificate of Amendment. The one-for-three Reverse Stock Split referenced therein was consummated and implemented as approved by the Board and the Shareholders and is of no further effect.”
(c). A new Paragraph 8 is added which shall read as follows:
“8. One-for-Two Reverse Stock Split. Each two shares of Common Stock held of record or held in the Corporation’s treasury as of the Effective Time (the “Old Common Stock”) shall be automatically reclassified and converted without further action by the Corporation or its Shareholders, into one fully paid and non-assessable share of Common Stock. No fractional share of Common Stock shall be issued to any holder of record of Old Common Stock upon such reclassification and conversion. From and after the Effective Time, Shareholders shall have no further interest with respect of any such fractional share and, in lieu thereof, the number of shares of Common Stock to be issued to each Shareholder will be rounded up to the nearest whole number.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall be issued, upon surrender of such certificate, a new certificate or certificates representing the appropriate number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.
Nothing contained in this paragraph 8 is intended to amend or modify any other paragraph of this Article V.”

III.
     This Fourth Certificate of Amendment to the Certificate of Incorporation (the “Fourth Amendment”) shall be effective as of the date it is filed with the Delaware Secretary of State (the “Effective Time”).
IV.
     The Board approved the Reverse Stock Split, the authorization of the Preferred Stock and the Fourth Amendment and recommended that the Reverse Stock Split, the authorization of the Preferred Stock and the Fourth Amendment be submitted to the Shareholders of the Corporation for approval. The holders of a majority of the issued and outstanding shares of Common Stock have approved the Reverse Stock Split, the authorization of the Preferred Stock and the Fourth Amendment by written consent in lieu of special meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware (“DGCL”).
V.
     Said Fourth Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
     In witness whereof, the Corporation has caused this Fourth Amendment to be executed on the 21 day of September, 2010.

NYTEX Energy Holdings, Inc., a Delaware corporation
By:
Print Name:	Michael K. Galvis
Title:	President